Exhibit 99.1

IRREVOCABLE PROXY

The undersigned stockholder of Cohen & Steers Select Utility Fund, Inc., (the “Company”) hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Western Investment Hedged Partners and Arthur D. Lipson the attorneys and proxies of the undersigned with full power of substitution and resubstitution, to the full extent of the undersigned’s rights with respect to 573,059 shares of capital stock of the Company (the “Shares”) owned by the undersigned as of February 25, 2008.

This proxy is irrevocable, is coupled with an interest and is granted in connection with the purchase of the Shares.

The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any meeting of stockholders of the Company, however called, and at any adjournment thereof, or in any written action by consent of stockholders of the Company.

Any obligation of the undersigned hereunder shall be binding upon the heirs, successors and assigns of the undersigned.

BARCLAY’S CAPITAL

DTC# 5101

SIGNED

DATED: